EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com

Establishment Labs Reports Third Quarter 2023 Financial Results
NEW YORK, NY, November 7, 2023 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction, today announced financial results for the third quarter ended September 30, 2023.
Third Quarter Highlights and Outlook
•Third quarter worldwide revenue of $38.5 million increased 0.8% year-over-year.
•2023 revenue guidance updated to approximately $165 million, an increase of 2% over 2022.
•Third quarter loss from operations was $21.0 million compared to a loss of $10.5 million in the year-ago period.
•Cash balance of $52.2 million as of September 30, 2023.
•U.S. FDA clearance of the Motiva Flora® SmoothSilk® Tissue Expander on October 13.
•Released data from Mia Femtech™ clinical study showing no capsular contracture, rupture, or bleeding at two-years.
“Our results in the third quarter and updated guidance reflect lower demand for breast procedures globally,” said Juan José Chacón-Quirós, Chief Executive Officer. “Both precedent and our experience suggest cycles of reduced demand in our industry are transitory. While we still expect China approval in 2023, at this point in the year we have removed it from our forecasts; this makes up about a third of our change in guidance. With our core platform and our pipeline of new products, we are taking market share globally — and this should continue through the remainder of 2023 and into 2024.”
“We are taking steps during this period to prioritize our near-term growth initiatives, namely the launch of Motiva into the US and China, and the global rollout of Mia Femtech,” Mr. Chacón-Quirós continued. “We are making meaningful progress on all fronts, including the approval of Motiva Implants in the United States. The recent clearance of the Motiva Flora SmoothSilk Tissue Expander in the U.S. is only the first of what we expect will be a number of meaningful developments over the coming months. We expect strong growth for many years to come and we have a very solid foundation on which to build in 2024. We remain highly confident in the target we offered earlier this year of $500 million in revenue in 2026.”
Third Quarter 2023 Financial Results
Total revenue for the quarter ended September 30, 2023 was $38.5 million compared to $38.2 million for the same period in 2022. Direct sales comprised approximately 54% of total sales, while distributor sales made up the balance.
Gross profit for the third quarter was $26.1 million, or 67.7% of revenue, compared to $26.0 million, or 68.1% of revenue, for the same period in 2022.
Total operating expenses for the third quarter were $47.1 million, an increase of $10.5 million compared to $36.6 million in the third quarter of 2022.

SG&A expenses for the third quarter increased approximately $8.7 million to $40.0 million compared to $31.3 million in the third quarter of 2022. The increase in SG&A was primarily due to costs associated with investment in growth initiatives and expanding operations.
R&D expenses increased approximately $1.8 million to $7.1 million in the third quarter compared to $5.3 million for the same quarter a year ago. The increase was primarily due to an increase in personnel, compliance and regulatory costs.
Net loss for the third quarter was $29.3 million compared to a net loss of $18.6 million in the year ago period.
The Company’s cash balance on September 30, 2023 was $52.2 million. Cash decreased $14.2 million from December 31, 2022, primarily as a result of increases in inventory and accounts receivable, and investments in new facility construction offset by the 1.265 million share follow-on offering completed on April 27.
Conference Call and Webcast Information
Establishment Labs will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 407-8037 (U.S. and Canada) or (201) 689-8037 (international) and using conference ID number 13742370. In addition, the live and archived webcast will be available in the Investor Relations section of the Company's website at www.establishmentlabs.com.
About Establishment Labs
Establishment Labs Holdings Inc. is a global medical technology company dedicated to improving women’s health and wellness through the power of science, engineering, and technology. The Company offers a portfolio of Femtech solutions for breast health, breast aesthetics and breast reconstruction. The over three million Motiva® devices Establishment Labs has delivered to plastic and reconstructive surgeons since 2010 have created a new standard for safety and patient satisfaction in the over 85 countries in which they are available. The Motiva Flora® tissue expander is used to improve outcomes in breast reconstruction following breast cancer and it is the only regulatory-approved expander in the world with an integrated port using radio-frequency technology that is MRI conditional. Mia Femtech™, Establishment Lab’s unique minimally invasive experience for breast harmony, is the Company’s most recent breakthrough innovation. These solutions are supported by over 200 patent applications in 25 separate patent families worldwide and over 50 scientific studies and publications in peer reviewed journals. Establishment Labs manufactures at two facilities in Costa Rica compliant with all applicable regulatory standards under ISO13485:2016 and FDA 21 CFR 820 under the MDSAP program. In 2018, the Company received an investigational device exemption (IDE) from the FDA for Motiva Implants® and began a clinical trial to support regulatory approval in the United States. Please visit our website for additional information at www.establishmentlabs.com.
Establishment Labs' Motiva silicone gel-filled implants are currently not approved for commercial distribution in the United States. The Company’s implants are undergoing PMA clinical investigation pursuant to U.S. FDA regulations for investigational medical devices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “intends to,” “would,” “will,” “may” or other similar expressions in this press release. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, including related product development and commercialization and regulatory approvals, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the company’s performance are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results and the timing of events may differ from our expectations, and those differences may be material. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product offerings; the rate of adoption of our products by healthcare providers or other customers; the success of our marketing initiatives; the safe and effective use of our products; our ability to protect our intellectual property; our future expansion plans and capital allocation; our ability to expand upon and/or secure sources of credit or capital; our ability to develop and maintain relationships with qualified suppliers to avoid a significant interruption in our supply chains; our ability to attract and retain key personnel; our ability to scale our operations to meet market demands; the effect on our business of existing and new regulatory requirements; and other economic and competitive factors. These and other factors that could cause or contribute to actual results differing materially from our expectations include, among others, those risks and uncertainties discussed in the company’s annual report on Form 10-K filed on March 1, 2023 and will be discussed in the company's quarterly report on Form 10-Q that will be filed on November 8, 2023, which risks and uncertainties may be updated in the future in other filings made by the company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
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ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$38,506	$38,245	$133,591	$117,887
Cost of revenue	12,454	12,205	47,199	39,457
Gross profit	26,052	26,040	86,392	78,430
Operating expenses:
Sales, general and administrative	39,962	31,268	108,695	91,138
Research and development	7,128	5,289	20,608	13,790
Total operating expenses	47,090	36,557	129,303	104,928
Loss from operations	(21,038)	(10,517)	(42,911)	(26,498)
Interest income	271	10	516	62
Interest expense	(3,679)	(3,880)	(11,055)	(9,560)
Change in fair value of derivative instruments	—	—	—	703
Other expense, net	(4,158)	(3,618)	(2,086)	(5,769)
Loss on extinguishment of debt	—	—	—	(19,019)
Loss before income taxes	(28,604)	(18,005)	(55,536)	(60,081)
Provision for income taxes	(669)	(603)	(2,424)	(1,566)
Net loss	$(29,273)	$(18,608)	$(57,960)	$(61,647)

Basic and diluted net loss per share	$(1.12)	$(0.76)	$(2.28)	$(2.53)
Weighted average outstanding shares used for basic and diluted net loss per share	26,034,185	24,511,495	25,444,155	24,406,389

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$52,190	$66,355
Accounts receivable, net of allowance for doubtful accounts of $1,459 and $741	54,693	35,423
Inventory, net	67,935	36,583
Prepaid expenses and other current assets	11,903	11,543
Total current assets	186,721	149,904
Long-term assets:
Property and equipment, net of accumulated depreciation	72,642	51,092
Goodwill	465	465
Intangible assets, net of accumulated amortization	5,705	4,608
Right-of-use operating lease assets, net	3,561	3,702
Other non-current assets	1,439	1,290
Total assets	$270,533	$211,061
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$28,928	$20,034
Accrued liabilities	19,388	17,237
Other liabilities, short-term	1,986	1,688
Total current liabilities	50,302	38,959
Long-term liabilities:
Note payable, net of debt discount and issuance costs	185,321	175,461
Operating lease liabilities, non-current	2,918	3,200
Other liabilities, long-term	1,505	1,626
Total liabilities	240,046	219,246
Shareholders’ equity (deficit):
Total shareholders’ equity (deficit)	30,487	(8,185)
Total liabilities and shareholders’ equity (deficit)	$270,533	$211,061